EXHIBIT 99




                                               ROBERT C. ATKINSON
                                               (412) 553-5768

                                               MARCH 21, 1996


        EQUITABLE RESOURCES ADOPTS SHAREHOLDER RIGHTS PLAN


      PITTSBURGH -- Equitable Resources, Inc. (NYSE: "EQT") announced today that its Board of Directors has adopted a Shareholder Rights Plan. The Plan will become effective on April 1, 1996.

      "The Plan is designed to enable the Company to realize the potential of its long-term strategic plan and recognizes management's commitment to increase shareholder value," said Fred Abrew, President and Chief Executive Officer of the Company. "The Plan protects against coercive, abusive and unfair takeovers by encouraging anyone seeking to acquire the Company to negotiate with the Board prior to a takeover attempt." The Board is not presently aware of any effort by any party to acquire the Company.

      The Rights Plan provides for the distribution to shareholders of one right for each share of Company common stock outstanding. When exercisable, each right will entitle shareholders to buy one one-hundredth of a newly issued share of the Company's Series One Preferred Stock at an exercise price of $145.00. Each fractional share of Series One Preferred Stock has terms designed to make it substantially the economic equivalent of one share of common stock.

      The Rights Plan provides, among other things, that upon the earlier of ten days after a public announcement that a person has become a beneficial owner of fifteen percent or more of the voting power of all the Company's shares or ten business days after a person announces an offer to acquire Company shares that would give it fifteen percent or more of the voting power, each right will become exercisable to purchase Series One Preferred Stock. After the rights become exercisable, if a person acquires beneficial ownership of shares representing fifteen percent or more voting power, or if the Company is acquired in a merger in which the Company survives, then each right would entitle the holder (other than the acquiror) to purchase Company common stock at a fifty percent discount. Alternatively, if the Company is acquired in a merger or other business combination, the rights permit holders to purchase the common stock of the acquiror at a fifty percent discount.

      Shareholders of record as of the close of business on April 1, 1996 and thereafter will receive the Rights. Shareholders will be notified of the issuance of the rights, although no separate certificates will be issued unless and until they detach and trade separately from the common stock as described above. The ultimate issuance of common stock and Series One Preferred Stock under the Plan is subject to certain regulatory approvals. The rights will expire on April 1, 2006, unless further extended, and will be subject to redemption by the Board of Directors at $.01 per right at any time prior to the first date upon which they become exercisable. The rights themselves have no voting power, nor will they entitle a holder to receive dividends.

      ERI is a full service energy marketing company. It offers energy solutions to the wholesale and retail markets with innovative products and services developed through its exploration, production, storage, transportation and distribution of natural gas and electricity operations. It is also engaged in the production of natural gas liquids and crude oil.


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